Exhibit 10.23

Francesca’s Holdings Corporation

3480 West 12th Street

Houston, Texas 77008

November 12, 2009

Mr. Richard J. Emmett

[Address on file]

RE:	Service as a member of the Board of Directors of Francesca’s Holdings Corporation and subsidiary.

Dear Rich:

On behalf of the shareholders and the Boards of Directors of Francesca’s, I am pleased to inform you of your election to the Boards of Directors of Francesca’s Holdings Corporation, a Delaware corporation and its wholly-owned Texas corporation Francesca’s Collections, Inc. (collectively the “Company”).

As discussed, following are the key terms which we have agreed will govern your service on the Boards:

Compensation and Benefits. The effective date of your election is                     , 2009. You will receive $40,000 per annum (prorated for partial year of service) as compensation for your services, payable on the          day of the end of each calendar/fiscal quarter. Upon your acceptance of the position you will be granted an option to acquire 250 share of common equity of Francesca’s Holdings Corporation in accordance with the terms of its 2007 Stock Incentive Plan (the “Plan”). The vesting period for the option is five years. The option and the underlying common-equity are non-transferable and may only be monetized upon a liquidity event and after the existing shareholders (preferred and common) have received a return of their original investment. You will be required to execute the Option Agreement required under the Plan. You will be reimbursed for all out-of-pocket expenses approved by the Boards in connection with your services. You will be eligible to receive a 50% discount for any purchases of Francesca’s Collections® merchandise.

Duties. You will be required to attend (in person) four (4) meetings of the Boards annually as the same may be scheduled from time to time by the Boards. As one of the Independent directors, you will be required to serve on the Audit Committee, the Compensation Committee, and the Governance Committee; each of the Board of Francesca’s Holdings Corporation. You agree to perform your duties in compliance with the rules established by the Boards for itself and each of the Committees on which you are required to serve, the organic documents of the Company, and applicable law. Your actions taken within the scope of your duties on the Boards and its Committees will be covered by the Company’s Directors and Officers insurance policy.

Mr. Richard J. Emmett

November 12, 2009

Termination. You may resign from the Boards at any time as you may deem appropriate. The shareholders of the Company reserve the right to terminate your services at any time by requisite action of the shareholders.

Confidentiality Agreement. As a director of the Company you are required to execute the Non-Disclosure and Confidentiality Agreement attached to this letter. Please review it and let me know if you have any concerns.

If the above terms accurately describe our mutual understanding, please execute this letter where indicated below and return it to me at your earliest convenience. Upon receipt of the executed letter and confidentiality agreement, I will forward to you a package containing additional information regarding the Company’s business and the operations of the Boards.

We are very excited to have you as a Board member and look forward to working with you. Please do not hesitate to call me if you have any questions.

Sincerely, Francesca’s Holdings Corporation

By:	/s/ John De Meritt
John De Meritt President/CEO

AGREED AND ACCEPTED:

By:	/s/ Richard J. Emmett
Richard J. Emmett

Date:	11/12/09

Attachment

CONFIDENTIALITY AND NONDISCLOSURE AGREEMENT

This CONFIDENTIALITY AND NONDISCLOSURE AGREEMENT (this “Agreement”) is made and entered into this 12th day of November, 2009, by and between Francesca’s Holdings Corporation and subsidiary (the “Company”), and Richard J. Emmett (the “Prospective Member”).

WHEREAS, the Company has invited Prospective Member to serve as a member of its board of directors;

WHEREAS, for purposes of permitting Prospective Member to evaluate such invitation, the Company intends to furnish certain information of and about the Company to Prospective Member; and

WHEREAS, as a condition to furnishing such information, the Company requires that all such information be treated confidentially, and that without such agreement, the Company would not provide any such information.

NOW THEREFORE, in consideration of the provision of such information, the Company and Prospective Member hereby mutually covenant and agree as follows:

1. Confidential Information. Prospective Member will be provided selected information pertaining to the business or affairs of Company, including, without limitation, information, whether or not in written form and whether or not marked “confidential” or otherwise, and all documents or other materials derived therefrom (collectively, the “Confidential Information”). “Confidential Information” does not include information about which Prospective Member has actual knowledge that such information (i) is in the public domain; (ii) is previously known or independently developed by Prospective Member; (iii) is acquired by Prospective Member from any third party having a right to disclose such information; or (iv) subject to the following paragraph, Prospective Member is obligated to produce under a court or governmental order. The Confidential Information does not, however, purport to be all-inclusive or to contain all of the information that a prospective member of a company’s board of directors may desire or require. Company does not make any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information, and no liability of any kind whatsoever is assumed by Company with respect thereto. Prospective Member is expected to review independently all such information.

2. Nondisclosure. Prospective Member will retain no copies in any form of any Confidential Information and will return all Confidential Information upon request of Company or Company’s representative. Prospective Member further agrees that Company is not granting any license, right, title or interest in and to any materials or disclosures that Company may provide Prospective Member. Prospective Member agrees that, without the express written consent of Company, he will not disclose the Confidential Information; provided, however, that Prospective Member may disclose the foregoing as required by judicial process or applicable law, provided, that if Prospective Member is served with a subpoena or order of any court or regulatory agency seeking disclosure of any Confidential Information, Prospective Member shall promptly notify Company and provide Company reasonable opportunity to seek an appropriate protective order or other relief.

3. Restricted Use of Confidential Information. Prospective Member agrees that the Confidential Information will be treated confidentially and used solely for the purpose of evaluating the invitation. Prospective Member will safeguard all Confidential Information against unauthorized use or disclosure to others; provided, however, that Prospective Member may disclose Confidential Information to his legal counsel and other professional advisors who (i) require the Confidential Information for the purpose of evaluating the invitation, (ii) are informed by Prospective Member of the confidentiality obligations regarding the Confidential Information, (iii) agree to act in accordance with this Agreement, and (iv) for whose breach of this Agreement Prospective Member agrees to be responsible.

4. Specific Performance. Prospective Member recognizes that Company may suffer material injury and damage should Prospective Member breach the provisions hereof. Prospective Member specifically agrees that there is no remedy at law, that money damages would not be a sufficient remedy for any breach or threatened breach of this Agreement and that Company shall be entitled, in addition to any other remedies at law or in equity it may have (each of which is hereby reserved by Company and may be enforced by Company), to specific performance, including, without limitation, injunctive relief for any breach or threatened breach of this Agreement.

5. Indemnification. Prospective Member hereby agrees to indemnify, defend and hold Company harmless of, from and against any and all claims, demands, liabilities, causes of action, losses, damages, costs and expenses (including attorneys’ fees) hereafter suffered or incurred by Company arising out of, directly or indirectly, Prospective Member’s failure to observe (and to cause his agents, contractors, employees, lenders and consultants to observe) and comply with the terms and provisions hereof.

6. Material Inducement. Prospective Member recognizes that his agreement to keep confidential all Confidential Information is a material inducement to the Company in providing the Confidential Information and that, but for Prospective Member’s agreements set forth herein, the Company would not do so.

7. Venue; Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable Texas principles of conflicts of law. Harris County, Texas shall be a proper place of venue to enforce the terms and provisions hereof.

8. Term. This Agreement shall remain effective for as long as the Confidential Information remains confidential. This Agreement shall be binding upon Prospective Member’s successors and assigns and shall inure to the benefit of and be enforceable by Company’s successors and assigns.

9. Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall remain in full force and effect, as if this Agreement had been executed without any such invalid provisions having been included. Such invalid provision shall be reformed in a manner that is both (i) legal and enforceable, and (ii) most closely represents the parties’ original intent.

10. Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements with respect to the subject matter hereof, whether written or oral. This agreement may be waived, amended or modified only by a written instrument signed by the parties hereto, which shall set forth specifically the provisions of this agreement that are to be so waived, amended or modified. This Agreement may not be assigned by either party without the express written consent of the other party. This Agreement may be signed in counterparts.

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IN WITNESS WHEREOF, this Agreement is executed by the parties as of the day and year first above written.

Francesca’s Holdings Corporation

By:	/s/ John De Meritt
John De Meritt, President/CEO

/s/ Richard J. Emmett
Richard J. Emmett

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